OnDeck Reports Third Quarter 2018 Financial Results
Net income* of $9.8 million, $0.12 per diluted share
Adjusted Net income* of $13.2 million, $0.17 per diluted share
Gross revenue of $103.0 million, up 8% sequentially and 23% from a year ago
Raised 2018 guidance for Net income to $20 to $24 million and Adjusted Net income to $40 to $44 million

NEW YORK, November 6, 2018 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced third quarter 2018 Net income of $9.8 million, Adjusted Net income of $13.2 million and Gross revenue of $103.0 million.

“We are pleased to report excellent third quarter results highlighted by record origination volume, improved margins and stable credit quality, all of which culminated in record profitability,” said Noah Breslow, chief executive officer, OnDeck. “We continued to improve our funding profile and advanced our strategic initiatives including our recent launch of ODX, our platform-as-a-service business, and announcement of PNC as ODX's second major bank client. We surpassed $10 billion of cumulative originations, we are on track to announce our next lending product before year-end, we are investing in the future and business momentum is strong.”

Review of Financial Results for the Third Quarter of 2018

Net income was $9.8 million, or $0.12 per diluted share, improved from the Net loss of $4.1 million, or $0.06 per diluted share, in the year-ago period.

Adjusted Net income was $13.2 million, or $0.17 per diluted share, compared to the Adjusted Net loss of $1.0 million, or $0.01 per diluted share, in the year-ago period.

Unpaid Principal Balance grew 7% sequentially and 16% from a year ago to $1,096 million. Origination volume was an all-time high of $648 million, increasing 22% from a year-ago and 10% sequentially, with growth in term loans and lines of credit. Originations increased across all channels and all geographies from a year ago driven by increased unit volume as the average term loan size of $56 thousand was largely unchanged.

Gross revenue increased to $103.0 million, up 8% from the prior quarter and 23% from the year-ago quarter, driven by higher Interest income due to portfolio growth and higher yields. The Effective Interest Yield was 36.5%, up from 36.1% in the prior quarter and 33.1% in the year-ago quarter, primarily reflecting improved pricing and portfolio performance.

Funding costs decreased from the prior quarter to $11.7 million despite a higher debt balance to fund growth and higher market interest rates. The Cost of Funds Rate of 6.0%, improved from 6.6% the prior quarter and 6.4% in the year-ago quarter. The sequential improvement in funding costs and the cost of funds rate was driven by the refinancing of two secured debt facilities in August with a new $175 million facility priced at 1-month LIBOR plus 3%.

Net Interest Margin increased to 32.9% from 32.0% in the prior quarter and 28.9% in the year-ago quarter reflecting the improvements in Effective Interest Yield and Cost of Funds Rate.

Credit quality was stable reflecting our continued underwriting discipline, improved collection processes, and ongoing strength in the small business lending environment. Provision for loan losses was $39.1 million, up $5.8 million sequentially reflecting increased origination volume and essentially flat from a year ago; the Provision Rate was 6.0%. The 15+ Day Delinquency Ratio improved to 6.4% from 6.8% the prior quarter and 7.5% a year ago, while the Net Charge-off Rate of 11.1% was essentially flat sequentially and improved considerably from a year ago. The Reserve Ratio of 12.2% was also essentially unchanged sequentially and up from 11.1% a year-ago.

Operating expense was $42.7 million and included $0.6 million of debt extinguishment charges related to the voluntary prepayment in full of two secured debt facilities. Our efficiency ratio, which is total operating expenses as a percentage of total revenue, improved to 41% excluding the debt extinguishment charge.

Total assets increased 6% sequentially and 12% from a year ago to $1,140 million driven by loan growth. Cash and cash equivalents were $71 million compared to $74 million in the prior quarter and $64 million a year ago. Funding debt of $812 million increased at a rate commensurate with the growth in loans over both periods.

Total OnDeck stockholders’ equity of $285 million increased $13 million, or 5%, from the prior quarter and $31 million, or 12%, from a year ago, and book value per diluted common share outstanding of $3.58 increased from $3.46 the prior quarter and $3.31 a year ago.

2018 Guidance

OnDeck increased its guidance for the year ending December 31, 2018 as follows:

•	Gross revenue of $392 million to $396 million, up from $380 million to $386 million,

•	Net income of $20 million to $24 million, up from $10 to $16 million, and

•	Adjusted Net income of $40 million to $44 million, up from $30 million to $36 million.

The 2018 guidance assumes higher operating expenses and relatively stable portfolio assets in the fourth quarter, a full-year Provision Rate near the low end of our guidance range of 6% to 7%, and approximately $7 million of real estate disposition, severance and debt extinguishment costs already incurred.

2019 Outlook

OnDeck expects current operating trends to extend into 2019 with ongoing strength in originations resulting in low double-digit loan growth, a stable net interest margin as higher market interest rates mitigate lower borrowing spreads, and a stable annual efficiency ratio as positive operating leverage in the U.S. lending business offsets approximately $15 million of incremental investment in our strategic growth initiatives including ODX. These expectations assume the macro-economic, small business lending and capital market environments remain favorable.

Refer to the Non-GAAP Guidance Reconciliation section below for a reconciliation of Net income guidance to Adjusted Net income guidance.

* Net income (loss) as used in the narrative of this release is Net income (loss) attributable to On Deck Capital, Inc. common stockholders in the accompanying tables. Adjusted Net income (loss) is a Non-GAAP financial measure based on Net income (loss) attributable to On Deck Capital, Inc. common stockholders. See "About Non-GAAP Financial Measures."

Conference Call
OnDeck will host a conference call to discuss third quarter 2018 financial results on November 6, 2018 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Ken Brause, Chief Financial Officer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The Conference ID is 7087747. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and technology to make real-time lending decisions and deliver capital rapidly to small businesses. Today, OnDeck offers a wide range of online term loans and lines of credit customized for the needs of small business owners.  The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly-owned subsidiary. OnDeck has provided over $10 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

About Non-GAAP Financial Measures
This press release and its attachments include historical and projected Adjusted Net income (loss), Adjusted Net income (loss) per share, and Net Interest Margin. These are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” "enables," “targets,” “expects,” "intends," "may," “allows,” "plans," “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on Gross revenue, Net income and Adjusted Net income for 2018, the "2019 Outlook," expected growth in Unpaid Principal Balance and originations, expected levels of operating expense and efficiency ratio, the assumed Provision Rate, macro-economic and other external factors, and the amount and timing of possible additional real estate disposition, severance and debt extinguishment costs. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from our forward-looking statements include risks relating to: (1) our ability to achieve consistent profitability in the future in light of our prior loss history; (2) worsening economic conditions that may result in decreased demand for our loans or services and increase our customers’ default rates; (3) the effectiveness of our risk management efforts; (4) our ability to accurately assess creditworthiness and forecast and reserve for losses; (5) disruptions in credit markets and the availability and cost of our key funding sources; (6) our growth strategies, including the introduction of new products or features, expanding ODX, our platform-as-a-service business, to other lenders, expansion into international markets, and our ability to effectively manage that growth; (7) changes in federal or state laws or regulations, or judicial decisions, if and when issued or enacted, involving licensing or supervision of commercial lenders, interest rate limitations, the enforceability of choice of law provisions in loan agreements, the validity of bank sponsor partnerships, the use of brokers or other significant changes; (8) our ability to prevent or discover security breaches, disruption in service and comparable events that could compromise confidential information held in our data systems or adversely impact our ability to service our loans; (9) our ability to hire and retain necessary qualified employees in a competitive labor market; and (10) the impact of competition in our industry and innovation by our competitors; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Steve Klimas
646.668.3582
sklimas@ondeck.com

Media Contact:
Jim Larkin
203.526.7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score, OnDeck Marketplace, and ODX are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc.
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2018	2017	2018	2017
Revenue:
Interest income	$99,476	$80,122	$278,216	$250,954
Gain on sales of loans	—	146	—	1,890
Other revenue	3,523	3,398	10,681	10,365
Gross revenue	102,999	83,666	288,897	263,209
Cost of revenue:
Provision for loan losses	39,102	39,582	108,688	118,495
Funding costs	11,665	11,330	35,688	34,223
Total cost of revenue	50,767	50,912	144,376	152,718
Net revenue	52,232	32,754	144,521	110,491
Operating expense:
Sales and marketing	10,845	11,903	32,875	42,090
Technology and analytics	13,418	11,748	37,224	41,960
Processing and servicing	5,302	4,160	15,564	13,521
General and administrative	13,107	9,440	46,866	30,917
Total operating expense	42,672	37,251	132,529	128,488
Income (loss) from operations	9,560	(4,497)	11,992	(17,997)
Other expense:
Interest expense	63	35	157	706
Total other expense	63	35	157	706
Income (loss) before provision for income taxes	9,497	(4,532)	11,835	(18,703)
Provision for income taxes	—	—	—	—
Net income (loss)	9,497	(4,532)	11,835	(18,703)
Net income (loss) attributable to noncontrolling interest	(272)	(458)	(1,807)	(2,073)
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$9,769	$(4,074)	$13,642	$(16,630)
Net income (loss) per share attributable to On Deck Capital, Inc. common shareholders:
Basic	$0.13	$(0.06)	$0.18	$(0.23)
Diluted	$0.12	$(0.06)	$0.17	$(0.23)
Weighted-average common shares outstanding:
Basic	74,715,592	73,272,085	74,362,211	72,613,221
Diluted	79,372,491	73,272,085	78,314,719	72,613,221

On Deck Capital, Inc.
Percentage of Average Interest Earning Assets1
(unaudited, $ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2018	2017	2018	2017
Revenue:
Interest income	37.2%	33.7%	36.8%	34.1%
Gain on sales of loans	—%	0.1%	—%	0.3%
Other revenue	1.3%	1.4%	1.4%	1.4%
Gross revenue	38.5%	35.2%	38.2%	35.8%
Cost of revenue:
Provision for loan losses	14.6%	16.6%	14.4%	16.1%
Funding costs	4.4%	4.8%	4.7%	4.7%
Total cost of revenue	19.0%	21.4%	19.1%	20.8%
Net revenue	19.6%	13.8%	19.1%	15.0%
Operating expense:
Sales and marketing	4.1%	5.0%	4.4%	5.7%
Technology and analytics	5.0%	4.9%	4.9%	5.7%
Processing and servicing	2.0%	1.8%	2.1%	1.8%
General and administrative	4.9%	4.0%	6.2%	4.2%
Total operating expense	16.0%	15.7%	17.5%	17.5%
Income (loss) from operations	3.6%	(1.9)%	1.6%	(2.5)%
Other expense:
Interest expense	—%	—%	—%	0.1%
Total other expense	—%	—%	—%	0.1%
Net income (loss) before provision for income taxes	3.6%	(1.9)%	1.6%	(2.5)%
Provision for income taxes	—%	—%	—%	—%
Net income (loss)	3.6%	(1.9)%	1.6%	(2.5)%
Net income (loss) attributable to noncontrolling interest	(0.1)%	(0.2)%	(0.2)%	(0.3)%
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	3.7%	(1.7)%	1.8%	(2.3)%

Memo:
Average Interest Earning Assets	$1,060,222	$944,372	$1,011,155	$983,689

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$71,304	$71,362
Restricted cash	48,919	43,462
Loans held for investment	1,117,828	952,796
Less: Allowance for loan losses	(133,644)	(109,015)
Loans held for investment, net	984,184	843,781
Property, equipment and software, net	16,286	23,572
Other assets	19,240	13,867
Total assets	$1,139,933	$996,044
Liabilities and equity
Liabilities:
Accounts payable	$5,651	$2,674
Interest payable	2,132	2,330
Funding debt	812,428	684,269
Corporate debt	—	7,985
Accrued expenses and other liabilities	29,500	32,730
Total liabilities	849,711	729,988
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 78,631,018 and 77,284,266 shares issued and 75,029,010 and 73,822,001 outstanding at September 30, 2018 and December 31, 2017, respectively.	393	386
Treasury stock—at cost	(8,766)	(7,965)
Additional paid-in capital	503,049	492,509
Accumulated deficit	(209,191)	(222,833)
Accumulated other comprehensive loss	(503)	(52)
Total On Deck Capital, Inc. stockholders' equity	284,982	262,045
Noncontrolling interest	5,240	4,011
Total equity	290,222	266,056
Total liabilities and equity	$1,139,933	$996,044

Memo:
Unpaid Principal Balance[2]	$1,095,792	$936,239
Interest Earning Assets[1]	$1,095,792	$936,239
Loans[3]	$1,117,828	$952,796
Book Value Per Diluted Share	$3.58	$3.39

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Average		Average
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Assets
Cash and cash equivalents	$55,851	$59,530	$50,004	$58,595
Restricted cash	53,024	58,659	55,466	59,316
Loans held for investment	1,081,259	960,587	1,030,403	1,001,697
Less: Allowance for loan losses	(129,804)	(103,397)	(122,319)	(109,486)
Loans held for investment, net	951,455	857,190	908,084	892,211
Loans held for sale	—	—	—	462
Property, equipment and software, net	16,591	25,919	18,416	27,480
Other assets	15,967	17,843	15,302	18,483
Total assets	$1,092,888	$1,019,141	$1,047,272	$1,056,547
Liabilities and equity
Liabilities:
Accounts payable	$4,318	$3,077	$3,607	$3,377
Interest payable	2,402	2,300	2,388	2,322
Funding debt	771,483	710,601	733,601	737,864
Corporate debt	—	11,078	1,783	20,213
Accrued expenses and other liabilities	31,645	32,277	31,004	33,786
Total liabilities	809,848	759,333	772,383	797,562

Total On Deck Capital, Inc. stockholders' equity	277,570	254,731	269,924	253,716
Noncontrolling interest	5,470	5,077	4,965	5,269
Total equity	283,040	259,808	274,889	258,985
Total liabilities and equity	$1,092,888	$1,019,141	$1,047,272	$1,056,547

Memo:
Unpaid Principal Balance	$1,060,222	$944,372	$1,011,155	$983,230
Interest Earning Assets	$1,060,222	$944,372	$1,011,155	$983,689
Loans	$1,081,259	$960,587	$1,030,403	$1,002,159

Supplemental Information

Key Performance Metrics
($ in thousands, except percentage data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2018	2017	2018	2017
Originations[5]	$647,796	$530,926	$1,825,109	$1,568,303
Effective Interest Yield[6]	36.5%	33.1%	36.1%	33.5%
Cost of Funds Rate[7]	6.0%	6.4%	6.5%	6.2%
Net Interest Margin[8]	32.9%	28.9%	32.1%	29.5%
Marketplace Gain on Sale Rate[9]	N/A	2.7%	N/A	3.3%
Provision Rate[10]	6.0%	7.5%	6.0%	7.8%
Reserve Ratio[11]	12.2%	11.1%	12.2%	11.1%
15+ Day Delinquency Ratio[12]	6.4%	7.5%	6.4%	7.5%
Net Charge-off Rate[13]	11.1%	16.9%	11.1%	16.8%

Activity in Loan Held for Investment Balances	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Unpaid Principal Balance beginning of period	$1,026,586	$953,809	$936,239	$980,451
+ Total originations(c)	647,796	530,926	1,825,109	1,568,303
- Marketplace originations	—	(5,340)	—	(55,965)
- Sales of other loans(d)	—	—	—	(500)
+ Purchase of Loans	—	—	801	13,730
- Net charge-offs	(29,516)	(39,927)	(84,059)	(123,785)
- Principal paid down(c)(e)	(549,074)	(498,588)	(1,582,298)	(1,441,354)
Unpaid Principal Balance end of period	1,095,792	940,880	1,095,792	940,880
+ Net deferred origination costs	22,036	16,323	22,036	16,323
Loans held for investment	1,117,828	957,203	1,117,828	957,203
- Allowance for loan losses	(133,644)	(104,872)	(133,644)	(104,872)
Loans held for investment, net	$984,184	$852,331	$984,184	$852,331
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $90.5 million and $82.8 million in the three months ended and $258.2 million and $220.9 million in the nine months ended September 30, 2018 and 2017, respectively.

(d) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.
(e) Excludes principal that was paid down related to renewed loans sold in the period which were designated as held for investment in the amount of $0.0 in the three months ended September 30, 2018 and 2017 and $0.0 and $0.2 million in the nine months ended September 30, 2018 and 2017, respectively.

Activity in the Allowance for Loan Losses	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Allowance for loan losses beginning of period	$124,058	$105,217	$109,015	$110,162
+ Provision for loan losses(f)	39,102	39,582	108,688	118,495
- Gross charge-offs	(32,822)	(45,257)	(93,916)	(135,958)
+ Recoveries	3,306	5,330	9,857	12,173
Allowance for loan losses end of period	$133,644	$104,872	$133,644	$104,872
(f) Excludes a provision expense of $0.2 million and an immaterial provision expense for the three months ended September 30, 2018 and 2017, respectively, for unfunded loan commitments. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net Income (Loss) Attributable to OnDeck to Adjusted Net Income (Loss)	2018	2017	2018	2017
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$9,769	$(4,074)	$13,642	$(16,630)
Adjustments:
Stock-based compensation expense	2,848	3,056	8,852	9,521
Real estate disposition charges	—	—	4,187	—
Severance and executive transition expenses	—	—	911	3,183
Debt Extinguishment Costs	550	—	1,935	—
Adjusted Net income (loss)[14]	$13,167	$(1,018)	$29,527	$(3,926)
Adjusted Net income (loss) per share[15]:
Basic	$0.18	$(0.01)	$0.40	$(0.05)
Diluted	$0.17	$(0.01)	$0.38	$(0.05)
Weighted-average common shares outstanding:
Basic	74,715,592	73,272,085	74,362,211	72,613,221
Diluted	79,372,491	73,272,085	78,314,719	72,613,221

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reconciliation of Interest Income to Net Interest Margin (NIM)[8]
Interest income	$99,476	$80,122	$278,216	$250,954
Less: Funding costs	(11,665)	(11,330)	(35,688)	(34,223)
Net interest income	87,811	68,792	242,528	216,731
Divided by: calendar days in period	92	92	273	273
Net interest income per calendar day	955	748	888	794
Multiplied by: calendar days per year	365	365	365	365
Annualized net interest income	348,575	273,020	324,120	289,810
Divided by: Average Interest Earning Assets	$1,060,222	$944,372	$1,011,155	$983,689
Net Interest Margin (NIM)	32.9%	28.9%	32.1%	29.5%

Non-GAAP Guidance Reconciliation
(in millions)

	Twelve Months Ending December 31,

Reconciliation of Net Income Attributable to OnDeck Guidance	2018
	Low	High
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$20	$24
Adjustments:
Debt Extinguishment Costs	2	2
Real estate disposition charges	4	4
Severance and executive transition expenses	1	1
Stock-based compensation expense	13	13
Adjusted Net income16 (g)	$40	$44

(g) May not sum due to rounding.

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Percentage of originations (dollars)
Direct & Strategic Partner	69%	73%	70%	73%
Funding Advisor	31%	27%	30%	27%

Notes:
(1) Interest Earning Assets represents the sum of Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale in the period. It excludes net deferred origination costs and allowance for loan losses. Average Interest Earning Assets is calculated as the average of Interest Earning Assets at the beginning of the period and the end of each month in the period.
(2) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(3) Loans represents the sum of loans held for investment and loans held for sale during the period.
(4)Average Balance Sheet Items for the period represent monthly averages based on the beginning and the ending period balances.
(5) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(6) Effective Interest Yield is the rate of interest we achieve on loans outstanding during a period. It is calculated as our calendar day-adjusted annualized interest income divided by average Loans.  Prior to the first quarter of 2018, annualization was based on 252 business days per year. Beginning with the three months ended March 31, 2018, annualization is based on 365 days per year and is calendar day-adjusted.  All revisions have been applied retrospectively. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
(7) Cost of Funds Rate is the interest expense, fees and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by average funding debt outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by average funding debt outstanding. Annualization is based on four quarters per year and is not business or calendar day-adjusted.
(8) Net Interest Margin, a non-GAAP measure, is calculated as annualized Net Interest Income divided by average Interest Earning Assets. Net Interest Income represents interest income less funding costs during the period. Funding costs are the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Annualization is based on 365 days per year and is calendar day-adjusted. Our use of Net Interest Margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Limitations include: (1) Net Interest Margin is the rate of net return we achieve on our Average Interest Earning Assets outstanding during a period. It only includes interest income and funding costs and excludes all other revenues and operating expenses.

As a result, it does not represent our overall financial results or profitability, and (2) Funding costs do not reflect interest associated with debt used for corporate purposes.
(9) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of any loans sold through OnDeck Marketplace may be loans which were initially designated as held for investment upon origination. The portion of such loans sold, if any, in a given period may vary materially depending upon market conditions and other circumstances.
(10) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period.
(11) Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(12) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. Because our loans require weekly and daily repayments, excluding weekends and holidays, they may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
(13) Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding. Annualization is based on four quarters per year and is not business or calendar day-adjusted. Net charge-offs are charged-off loans in the period, net of recoveries.
(14) Adjusted Net income (loss), a non-GAAP measure, represents Net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude loss from early extinguishment of debt, stock-based compensation expense, real estate disposition charges, severance and executive transition expenses. Stock-based compensation includes employee compensation as well as compensation to third-party service providers. Our use of Adjusted Net income (loss) has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted Net income (loss) does not reflect the potentially dilutive impact of stock-based compensation and does not reflect expenses incurred in connection with real estate dispositions and severance.
(15) Adjusted Net income (loss) per share represents Net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude loss from early extinguishment of debt, stock-based compensation expense, real estate disposition charges, severance and executive transition expenses, each on the same basis and with the same limitations as described above for Adjusted Net income (loss), divided by the weighted average common shares outstanding during the period.
(16) Adjusted Net income guidance, a non-GAAP measure, represents our Net income attributable On Deck Capital, Inc. common stockholders guidance adjusted to exclude loss from early extinguishment of debt, real estate disposition charges and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted Net income (loss), and in addition that it does not reflect the cost of the early extinguishment of debt. As a result, our GAAP Net income (loss) for these future periods will be less favorable than our Adjusted Net income for the corresponding periods. In addition, Adjusted Net income guidance is neither historical fact nor an assurance of future performance. It is based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, it is subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on this guidance.